Exhibit 10.34
EQUITY AWARD GRANT PROGRAM
FOR
NONEMPLOYEE DIRECTORS UNDER THE
ZILLOW GROUP, INC.
2020 INCENTIVE PLAN
(Effective as of February 13, 2024)
The following provisions set forth the terms of the equity award grant program (the “Program”) for nonemployee directors of Zillow Group, Inc. (the “Company”) under the Zillow Group, Inc. 2020 Incentive Plan (the “Plan”). The Program does not constitute a separate source of shares available for issuance under the Plan. In the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. Capitalized terms that are not defined herein have the meanings set forth in the Plan. For clarity, this Program amends and restates the Stock Option Grant Program effective March 5, 2020.
1.Eligibility
Each Director elected or appointed to the Board who is not otherwise an Employee of the Company or any Related Company (an “Eligible Director”) shall be eligible to receive awards of Restricted Stock Units, Nonqualified Stock Options or a combination of both under the Plan, as described below.
2.Annual Equity Awards
(a) Beginning on March 1, 2024 and on each anniversary thereafter (each, an “Annual Grant Date”), each Eligible Director as of the Annual Grant Date shall automatically be granted an award for a number of Restricted Stock Units equal to $315,000 divided by the average closing price of a share of Class C Capital Stock on the primary U.S. exchange for such stock over the 20-trading day period ending three trading days before the Annual Grant Date, with any fractional Restricted Stock Unit rounded to the nearest whole share (0.5 to be rounded up) (each, an “Annual RSU Award”). Each Annual RSU Award shall vest as to one-fourth of the Annual RSU Award every three months following the Annual Grant Date on which the Annual RSU Award was granted so that the Annual RSU Award shall be fully vested on the one-year anniversary of the date on which the Annual RSU Award was granted, provided that vesting will cease upon the applicable Eligible Director’s Termination of Service and the unvested portion of the Annual RSU Award will be forfeited for no consideration.
(b) In the event of an Eligible Director’s initial election or appointment to the Board on a date other than an Annual Grant Date, such Eligible Director shall, subject to approval by the Board or the Compensation Committee, and in connection with their initial election or appointment to the Board, be granted an award for that number of Restricted Stock Units calculated in the same manner as the Annual RSU Award, but prorated based on the number of full calendar months between the date of the Eligible Director’s initial election or appointment to the Board and the first Annual Grant Date following their initial election or appointment to the Board (each, a “Prorated RSU Award”). Following their initial election or appointment to the Board, an Eligible Director shall be eligible to receive Annual RSU Awards pursuant to Section 2(a) above. Each Prorated RSU Award shall become fully vested as of the first Annual Grant Date following the Board’s or Compensation Committee’s (as appropriate) approval of the Prorated RSU Award, provided that vesting will cease upon the Eligible Director’s Termination of Service and the unvested portion of the Prorated RSU Award shall be forfeited for no consideration.
(c) The remaining terms and conditions of each Annual RSU Award and Prorated RSU Award shall be as set forth in the last form of Restricted Stock Unit grant notice and agreement approved by the Board or Compensation Committee for evidencing Annual RSU Awards and Prorated RSU Awards on or prior to the applicable Grant Date of the Annual RSU Award or Prorated RSU Award, and as set forth in the Plan (to the extent applicable).
(d) Notwithstanding anything contained herein to the contrary, each Eligible Director may elect to forego receiving all or a portion of any Annual RSU Award or Prorated RSU Award the Eligible Director is eligible to receive and instead receive a Nonqualified Stock Option; provided, that any such election to forego receiving less than all of the Annual RSU Award or Prorated RSU Award, and instead receive a Nonqualified Stock Option, shall be made in 25% increments (each such Nonqualified Stock Option, an

“Election Option” and each such election, an “Election”). Each Election Option shall have terms set forth in Section 3 below. An Election will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee in its sole discretion.
3.Election Option Terms.
(a) Each Election Option shall be granted on the same Grant Date that the Annual RSU Award or Prorated RSU Award (or, in each case, the portion thereof) that the Eligible Director has made an Election to forego in order to receive such Election Option instead would have been granted absent such Election.
(b) Each Election Option shall constitute a Nonqualified Stock Option.
(c) The number of shares subject to each Election Option granted shall be equal to the product of (expressed as a number of shares of Class C Capital Stock) (1) the number of Restricted Stock Units that the Eligible Director is foregoing being granted as a result of making the applicable Election and (2) three.
(d) If the Election is made with respect to an Annual RSU Award (or portion thereof), one-fourth of the applicable Election Option shall vest every three months following the Grant Date of such Election Option so that such Election Option shall be fully vested on the one-year anniversary of the date such Election Option was granted, provided that vesting will cease upon the Eligible Director’s Termination of Service and the unvested portion of such Election Option will be forfeited for no consideration. If instead the Election is made with respect to a Prorated RSU Award (or portion thereof), the applicable Election Option shall become fully vested as of the first Annual Grant Date following the Board’s or Compensation Committee’s approval of such Election Option; provided, that vesting will cease upon the Eligible Director’s Termination of Service and the unvested portion of such Election Option will be forfeited for no consideration.
(e) The per share exercise price of each Election Option granted under the Program shall be equal to the Fair Market Value of a share of the Class C Capital Stock on the applicable Grant Date.
(f) Each Election Option shall expire ten years from the Grant Date thereof subject to earlier termination as provided in the Plan or the Option Grant Documents (as defined below).
(g) The remaining terms of each Election Option shall be as set forth in the last form of Nonqualified Stock Option grant notice and agreement approved by the Board or Compensation Committee for evidencing Election Options on or prior to the applicable Grant Date for such Election Option (the “Option Grant Documents”), and as set forth in the Plan (to the extent applicable).
4.Amendment
The Board or the Compensation Committee may, in accordance with the Plan, the Compensation Committee Charter, and other relevant documents, amend the provisions contained herein in such respects as it deems advisable. Unless otherwise provided in the Plan, any such amendment shall not, without the consent of the Eligible Director, materially adversely affect any rights of an Eligible Director under an award granted to the Eligible Director under the Plan.
5.Effective Date
This Program shall become effective on February 13, 2024 and, unless sooner terminated by the Board or the Compensation Committee, shall remain effective during the term of the Plan.